UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 5, 2015

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Second Amended and Restated Credit Agreement

On February 5, 2015, SBA Senior Finance II LLC (“SBA Senior Finance II”), a wholly-owned subsidiary of SBA Communications Corporation (“SBAC”), entered into the 2015 Revolving Refinancing Amendment (the “Revolving Amendment”), among SBA Senior Finance II, as borrower, the several lenders from time to time parties thereto, and Toronto Dominion (Texas) LLC, as administrative agent, to the Second Amended and Restated Credit Agreement, dated as of February 7, 2014, among SBA Senior Finance II, as borrower, the several lenders from time to time parties thereto, and Toronto Dominion (Texas) LLC, as administrative agent (as amended, supplemented or modified from time to time, the “Senior Credit Agreement”). The Revolving Amendment (i) increased the availability under our Revolving Credit Facility from $770.0 million to $1.0 billion, (ii) extended the maturity date of the Revolving Credit Facility to February 5, 2020, (iii) provided for the ability to borrow in U.S. dollars and certain designated foreign currencies, and (iv) lowered the applicable interest rate margins and commitment fees under the Revolving Credit Facility.

As amended, the Revolving Credit Facility consists of a revolving loan under which up to $1.0 billion aggregate principal amount may be borrowed, repaid and redrawn, subject to compliance with specific financial ratios and the satisfaction of other customary conditions to borrowing. Amounts borrowed under the Revolving Credit Facility accrue interest, at SBA Senior Finance II’s election, at either (i) the Eurodollar Rate plus a margin that ranges from 137.5 basis points to 200.0 basis points or (ii) the Base Rate plus a margin that ranges from 37.5 basis points to 100.0 basis points, in each case based on the ratio of Consolidated Total Debt to Annualized Borrower EBITDA (calculated in accordance with the Senior Credit Agreement). In addition, SBA Senior Finance II is required to pay a commitment fee of 0.25% per annum on the amount of unused commitment. If not earlier terminated by SBA Senior Finance II, the Revolving Credit Facility will terminate on, and SBA Senior Finance II will repay all amounts outstanding on or before, February 5, 2020. The proceeds available under the Revolving Credit Facility continue to be available for general corporate purposes. All other material terms of the Senior Credit Agreement, as amended, remained unchanged.

Relationships

SBAC and certain of its affiliates have previously entered into commercial financial arrangements with each of the lenders under the Senior Credit Agreement and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to SBAC and its affiliates, including (1) serving as a lender and/or in other related capacities in connection with the Senior Credit Agreement and the various term loans and revolving credit facility under the Senior Credit Agreement and (2) as a book runner and/or an initial purchaser for our Secured Tower Revenue Securities, Series 2014-1, Series 2014-2, Series 2013-1, Series 2013-2, Series 2012-1 and Series 2010-2. In addition, each of J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBS Securities Inc., TD Securities (USA) LLC, and Wells Fargo Securities, LLC served as a book runner and/or an initial purchaser for our 4.875% Senior Notes due 2022, 5.75% Senior Notes due 2020 and 5.625% Senior Notes due 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: February 11, 2015